Digital Power Reports Financial Results for the First
Quarter Ended March 31, 2007 Monday May 14, 4:01 pm ET

FREMONT, Calif., May 14 /PRNewswire-FirstCall/ -- Digital Power Corporation (Amex: DPW - News; herein "Digital Power") today announced its financial results for the first quarter ended March 31, 2007.

Digital Power reported revenue of $2,742,000 for the quarter ended March 31, 2007, an increase of 1.3% from $2,708,000 for the same quarter last year. An operating profit of $25,000 for the first quarter of 2007 was reported, compared to an operating profit of $38,000 for the same quarter last year. Digital Power reported a net profit for the three months ended March 3l, 2007 of $41,000 compared to a net profit of $37,000 for the three months ended March 31, 2006.

Commenting on the results, Jonathan Wax, President and CEO stated, "This marks the seventh straight quarter of net profitability for Digital Power. We were particularly pleased with the improvements in our gross margins which rose to 28.3% as compared to 22.9% from the prior quarter. The increase in gross margins was mainly attributable to a favorable product mix in both our Commercial and Military segments. We are looking forward to two new product family introductions in the second quarter of 2007, and we are evaluating the introduction of additional product families in coordination with our network of strategic partners. We are still prone to quarter over quarter fluctuations, particularly as it concerns product mix and our manufacturing partners' ability to meet near term customer demand."

Digital Power designs, develops, manufactures, markets, sells and distributes switching power supplies to industrial, telecommunication, data communication, medical, and military industries. Digital Power's headquarters are located at 41920 Christy Street, Fremont, California, 94538-3158; phone number 510-657-2635.

The foregoing contains forward-looking statements, which are subject to contingencies and uncertainties, which are set forth in Digital Power's Form 10-KSB and other filings with the Securities and Exchange Commission. Such forward-looking statements are not guarantees of future performance and are based upon assumptions about future conditions that could prove to be inaccurate including, but not limited to, that the Company will be able to lower its production costs and market conditions are improving in Digital Power's industry. Actual events, transactions, and results may differ materially from anticipated events, transactions or results described in such statements.


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    Digital Power Corporation

    Financial Data
    (In thousands except for per share amounts)

                                      Three months
                                     Ended March 31,
    Statement of Operations Data     2007       2006

    Revenues                        $2,742    2,708
    Operating income(loss)              25       38
    Net Income(loss)                    41       37

    Basic and diluted net Income
     (loss) Per share               $0.006   $0.006


                                     As of March 31,
    Balance Sheet Data               2007     2006

    Working capital                 $3,373   $2,653
    Total assets                     5,375    5,501
    Shareholders' equity             3,534    2,831


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Source: Digital Power Corporation